EXHIBIT 99.3

SIRNA THERAPEUTICS GRANTED TWO KEY PATENTS ON ITS RNA INTERFERENCE TECHNOLOGY

BOULDER, Colo., Feb. 22 -- Sirna Therapeutics, Inc. (Nasdaq: RNAI) announced today the notice of grant of two major patents by the United Kingdom (UK) Patent Office on its fundamental RNA interference (RNAi) technology.

The first patent titled "RNA Interference Mediated Inhibition of Gene Expression Using Chemically Modified Synthetic Short Interfering Nucleic Acid (siNA)" (UK Patent No. 2397818) covers the chemical and structural modifications of short interfering RNAs (siRNAs) necessary for the creation of viable siRNA-based therapeutics. The chemical modifications covered in the patent are essential for the stability, potency and duration of action of siRNA therapeutics as unmodified siRNAs degrade rapidly in vivo. It is the first patent granted in a major country that broadly covers chemically stabilized siRNAs and is important as it will exclude anyone in the UK from developing, manufacturing and/or commercializing therapeutically useful chemically modified siRNAs.

The second patent titled "RNA Interference Mediated Inhibition of Vascular Endothelial Growth Factor and Vascular Endothelial Growth Factor Receptor Gene Expression Using Short Interfering RNA" (UK Patent No. 2396864) covers chemically modified siRNAs targeting a receptor of VEGF. The claims of this patent are not limited to any specific siRNA sequence but broadly cover any siRNA used against the entire targeted gene. It is the first in a series of over 100 patents filed worldwide by Sirna for the broad coverage of siRNAs targeting disease causing genes and viruses. This is the first patent issued covering the broad claims for an siRNA used against a drug target.

The issuance of these two patents clearly illustrates the broad and enabling intellectual property estate covering multiple aspects of siRNA technology owned or controlled by Sirna. As stated by Howard W. Robin, Sirna President & CEO, "We view the issuance of these patents as validation of the Sirna Therapeutics intellectual property approach and demonstration of Sirna's scientific excellence and achievements. These patents give us confidence that our pending patents with similar scope and breadth will issue in the U.S and other major countries. We believe that Sirna has a dominant position in RNA chemistry and the leading intellectual property estate covering siRNAs."

SIRNA'S ENABLING TARGET PATENTS

Sirna has filed enabling patents for over 100 important mammalian disease targets including: alpha-synuclein (Parkinson's disease), HBV (hepatitis B), HCV (hepatitis C), HD (Huntington's disease), HIV (human immunodeficiency virus), HR (hairless gene), IL-4, IL-13, IL-4 Receptors, IL-13 Receptors (asthma, respiratory diseases), NOGO & NOGO Receptors (spinal cord injury), PTP-1B (diabetes, obesity) and VEGF (angiogenesis, AMD, diabetic retinopathy, cancer, kidney disease).


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THE PATENT PORTFOLIO

Sirna has both in-licensed patents when appropriate with third parties, such as academic institutions, and filed patents on technology discovered inside the Company. Together, the company has 40 issued patents (including the two announced today) in the US and abroad and 250 pending patents. The first key in-licensed patents is the Tuschl Patent from the University of Massachusetts which covers the seminal RNA interference technology covering siRNA for uses relating to human and veterinary therapeutic, prophylactic, diagnostic and healthcare applications. The second key in-licensed patent is from the University of Iowa Research Foundation under an exclusive license agreement for the intellectual property relating to RNAi technology covering siRNAs for targeting neurological disease indications, including Huntington's Disease and Alzheimer's Disease. The third key in-licensed patent is from Columbia University under an exclusive license agreement for the intellectual property relating to RNAi technology covering siRNAs against genes involved in promotion and inhibition of hair growth, such as the Hairless gene. The fourth important in-licensed patent is from the Carnegie Institute of Washington and UMASS (the "Carnegie Patent"). The Carnegie Patent is based on the pioneering work of Drs. Andrew Fire and Craig Mello in C. elegans governing genetic inhibition of genes by double-stranded RNA via RNAi.

Sirna's internal scientific work has resulted in 40 issued patents (including today's announcement) and over 250 pending patents. These patents include: 10 pending patents for siRNAs & micro-RNAs, one granted and 10 pending patents for "No-Ribo" siNAs, 5 pending patents for Multifunctional siRNAs, 23 issued and over 70 filed patents for Oligonucleotide Chemistry and Delivery, 15 issued and 25 filed patents for Oligonucleotide Manufacturing, and one granted and over 100 patents pending for fully enabled siRNAs against specific gene targets.

Taken together Sirna believes it has established the leading intellectual property portfolio in the field of RNAi.

ABOUT SIRNA THERAPEUTICS

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age- related macular degeneration (AMD), Huntington's Disease, diabetes, asthma, oncology, hepatitis C and hair removal. Sirna has initiated a Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The Company has strategic partnerships with Eli Lilly, Targeted Genetics and Archemix and a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com/ .

Statements in this press release which are not strictly historical are "forward-looking" statements which should be considered as subject to many risks and uncertainties. For example, there is a very significant risk for any given patent application that it will not become an issued patent, or that for any issued patent, it could be subject to challenge or may not be enforceable. Furthermore, Sirna's ability to develop products and to operate as a going concern are contingent upon having readily available cash to fund its operating programs and are subject to the escalating expenses and risks associated with the initiation of clinical trials and their potential outcomes. Other risks and uncertainties include Sirna's early stage of development and short operating history, whether Sirna can achieve and maintain profitability, whether Sirna can obtain and protect patents, the risk of third-party patent infringement claims, whether Sirna can engage collaborators and obtain regulatory approval for products, Sirna's concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


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CONTACT: Martin E. Schmieg, Sr. Vice President & CFO of Sirna Therapeutics,
Inc., +1.303.449.6500 or (media) Gregory Tiberend, The Ruth Group,
+1.646.536.7005

SOURCE  Sirna Therapeutics, Inc.
-0-  02/22/2005
/CONTACT:  Martin E. Schmieg, Sr. Vice President & CFO of Sirna
Therapeutics, Inc., +1-303-449-6500 or (media) Gregory Tiberend of The Ruth Group, +1-646-536-7005, for Sirna Therapeutics, Inc. /
/Web Site:  http://www.sirna.com /
(RNAI)